Consulting Agreement

between

Frontera Advisors, LLC

and

Vigilant Diversified Holdings, Inc.

This Agreement, entered into on July 22, 2015 (the “Effective Date”), is by and between Frontera Advisors, LLC, a California limited liability company, having a principal address of 15260 Ventura Blvd., Suite 1400, Sherman Oaks, CA, 91403 (the “Consultant”) and Vigilant Diversified Holdings, Inc., a Nevada corporation having a principal address at 433 N. Camden Dr., Suite 600, Beverly Hills, CA 90210 (the “Company”). The Consultant and the Company are sometimes individually referred to as a party and collectively as the parties.

WHEREAS, the Company requires the professional advisory services provided by Consultant regarding issues relating to the Statement of Work described herein, and

WHEREAS, the Consultant, has the required skills and knowledge and, having satisfied the Company’s requirements to serve as its professional advisor, agrees to provide services as set forth in this Agreement,

NOW THEREFORE, the parties by their mutual promises contained herein do agree to the following.

1. Statement of Work.

Consultant agrees to perform the Statement of Work attached as Schedule A hereto.

2. Term of Agreement.

The term of this Agreement shall become effective on the Effective Date and shall expire six (6) months thereafter.

3. The Company’s Relationship with Consultant.

a) The Company acknowledges that the skills and advice to be provided by Consultant are based on knowledge, experience, and judgment that are not available within the Company. Consultant will operate independently and not be influenced by the Company in exercising its professional judgment.

b) The services of Consultant will not require training or instructions by the Company, nor require the Company computers, office space, secretarial support, or other administrative support.

c) Consultant supports other non-the Company clients, and maintains a separate office and business identity.

d) Consultant is not an employee of the Company during this Agreement, nor a joint venturer or partner, nor is Consultant engaged in any other relationship with the Company that will give rise to liability in the Company for Consultant’s actions.

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4. Compensation.

a) The Company will retain FA to act as the Company’s Professional Advisors for a fee of twenty-five thousand dollars ($25,000), with a structured payment schedule as follows:

●	40% or Ten Thousand Dollars ($10,000) due upon execution of this Agreement (“Initial Payment”); and

●	30% or Seven Thousand Five Hundred Dollars ($7,500) due on or before one (1) month following the execution of this Agreement (“Second Payment”); and

●	30% or Seven Thousand Five Hundred Dollars ($7,500) due on or before three (3) months following the execution of this Agreement (“Third Payment”).

●	Consultant will have the option, but not the obligation, to take up to 30% or Seven Thousand Five Hundred Dollars ($7,500) of its aforementioned fees in the Company’s Common Stock, at the valuation set at the time of the transaction, on or before the fee due date.

b) Payments shall be sent to Consultant’s principal business address listed above, or transferred via wire to Consultant’s account at Consultant’s direction.

c) the Company will be responsible for any costs associated with travel and research for specific advisory projects commissioned by the Company.

5. Mutual Indemnity.

a) The Company shall defend, indemnify and hold Consultant, its officers, employees and agents harmless from and against any and all liability, loss, expense, including reasonable attorneys’ fee, or claims for injury or damages arising out of the performance of this Agreement but only in proportion to and to the extent such liability, loss, expense, attorneys’ fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of the Company, its officers, agents, or employees.

b) Consultant shall defend, indemnify and hold the Company, its officers, employees and agents harmless from and against any and all liability, loss, expense, including reasonable attorneys’ fees, or claims for injury or damages arising out of the performance of this Agreement but only in proportion to and to the extent such liability, loss, expense, attorneys’ fees, or claims for injury or damages are caused by or result from the negligent or intentional acts or omissions of the Consultant, its officers, agents, employees.

6. Morality.

Any serious acts of misconduct or moral turpitude by either the Consultant or the Company which might tend to bring the other into public disrepute, contempt, scandal, or ridicule including, but not limited to, acts of dishonesty, theft, fraud, misappropriation, or any act injuring, abusing, or endangering others shall be grounds for immediate termination of this Agreement by the non-breaching party and terminate any fee compensation owed after the Agreement termination date.

7. Assignment.

Consultant may not assign or transfer this Agreement or any portion of the Statement of Work without the Company’s express prior written consent.

8. Applicable Law, Venue.

This Agreement shall be construed and interpreted in accordance with, and governed in all respects by the laws of the State of California with venue in Los Angeles County.

9. Relationship of Parties.

It is understood by the parties that the Consultant is an independent contractor and not an employee of the Company. The Company’s business shall not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of the Consultant under this Agreement.

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10. Notices.

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person, deposited in the United States mail, or via email.

11. Entire Agreement.

This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties. This Agreement may be modified or amended if the amendment is made in writing and is signed by all parties.

12. Severability.

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

13. Waiver of Contractual Right.

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

FRONTERA ADVISORS, LLC	VIGILANT DIVERSIFIED HOLDINGS, INC.

/s/ Luke K. Stanton	/s/ Todd Vigil
Luke K. Stanton, Principal	Todd Vigil, Chief Executive Officer

Date: July 23, 2015	Date: July 24, 2015

/s/ Tarek Tabsh
Tarek Tabsh, Principal

Date: July 24, 2015

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SCHEDULE A to Consulting Agreement

between

Frontera Advisors, LLC

and

Vigilant Diversified Holdings, Inc.

Statement of Work

Services will be rendered upon execution of this Agreement and will continue for six (6) months. The Services provided by Consultant to the Company will be as follows:

●	Consultant will provide, and the Company will receive, the Consultant’s company snapshot; and copies of the bios of Luke K. Stanton and Tarek Tabsh for fundraising purposes. Upon receipt of Initial Payment, the Company will have the rights to use these bios for the term of this Agreement;

●	The Company will have the right to include in all of its legal and marketing related documents that Consultant is acting as the Company’s Professional Advisor, and the nature of the services Consultant is providing. This includes, but is not limited to, all information regarding the Consultant that is publicly available, and/or information Consultant specifically provides to the Company, such as the Consultant’s company snapshot; and bios of Luke K. Stanton and Tarek Tabsh as referenced above. Except as written above, the Company shall not use any information regarding Consultant without Consultant’s express prior written consent;

●	The Company has the right to include a link to Consultant’s Website, and any other Webpage related to Consultant, including, but not limited to the Consultant’s company snapshot, bios, articles, press releases, etc. Except as written above, the Company shall not use any information regarding Consultant without Consultant’s express prior written consent;

●	It is assumed that the Company will exercise good faith judgment in the use of Consultant’s materials. If, in Consultant’s sole opinion, Consultant’s name is used in bad faith by the Company, this will be considered a material breach of the Agreement. Consultant may unilaterally terminate the Agreement, and may pursue any and all damages associated with said breach;

●	It is assumed that Consultant will exercise good faith judgment in the use of the Company’s name, and materials. If, in the Company’s sole opinion, the Company’s name is used in bad faith by the Company, this will be considered a material breach of the Agreement, the Company may unilaterally terminate the Agreement, terminate any fee compensation owed after the Agreement termination date, and may pursue any and all damages associated with said breach;

●	Consultant will additionally locate and source at least six (6) specific investment opportunities during the term of this Agreement in the medical, recreational, cannabis-direct, and cannabis-related ancillary industries whereby the Company can provide its business services to them;

●	Consultant will attempt to provide opportunities that are well diversified across all verticals, and exist in both the public, and private markets.

●	Consultant will attempt to make capital investment introductions to all its clients, and contacts, it deems appropriate.

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